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                                                                      Exhibit 99
                                                                      ----------

Contact: Peter E. Flynn, Executive Vice President, North Star Universal, Inc. (612) 941-3200

Contact:     Mark D. Witmer, Assistant Treasurer, Michael Foods, Inc. (612)
             546-1500

FOR IMMEDIATE RELEASE

MICHAEL FOODS AND NORTH STAR UNIVERSAL TO CLOSE MERGER BASED ON TAX OPINION
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MINNEAPOLIS, December 23 -- Michael Foods, Inc. ("MFI") (Nasdaq/NMS:MIKL) and
North Star Universal, Inc. ("NSU") (Nasdaq/NMS:NSRU) jointly announced today that due to continuing delays with the Internal Revenue Service ("IRS"), they have elected to proceed with the merger of the companies based upon the receipt of a mutually acceptable opinion of certified public accountants as to the tax consequences of the transactions. As a result, the parties will withdraw a revenue ruling request that was filed nearly one year ago with the IRS. In a recent meeting with the IRS, the companies learned that it could take another six months, or longer, for the IRS to complete the ruling request process.

It is expected that the tax opinion will be obtained in early 1997 and that the transactions effecting the merger of the companies will be able to close in the first quarter of 1997, pending stockholder approvals and other closing conditions. Both MFI and NSU are holding stockholder meetings on December 30, 1996.

As background, MFI and NSU previously announced that they had entered into an agreement which provides for a series of transactions. First, MFI will purchase and retire a portion of NSU's stock holdings in MFI by assuming NSU's net outstanding debt. NSU's remaining MFI stock holdings will be allocated pro rata to NSU's shareholders. The repurchase transaction will be accomplished through a business combination of MFI and NSU. In conjunction with this, ENStar Inc., a wholly-owned subsidiary of NSU, will hold NSU's non-food assets, including its computer networking companies, Americable, Inc. and Transition Networks, and an equity holding in CorVel Corporation. In the second part of the series of transactions, shares of ENStar Inc. will be spun-off to NSU's shareholders and will be publicly traded after the spin-off. The tax opinion will relate to the tax-free nature of the business combination and spin-off.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Principal subsidiaries include M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Northern Star Co. and Kohler Mix Specialties, Inc.
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
North Star's direct and indirect wholly-owned subsidiaries include Americable, Inc. and Transition Networks, Inc. Americable is a provider of connectivity and networking products and services. Transition Networks designs, manufactures and markets connectivity devices used in local area network ("LAN") applications. North Star also owns a 38% interest in Michael Foods, Inc. and a 26% interest in CorVel Corporation.

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12-23-96
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